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                                                                    EXHIBIT 12.1

                   SMITH INTERNATIONAL, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)
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                                              Nine Months Ended September 30,               Year Ended December 31,
                                             --------------------------------    -------------------------------------------
                                               2000        1999        1999        1998        1997        1996       1995
                                             --------    --------    --------    --------    --------    --------    -------
Fixed Charges:

     Gross interest on debt                  $ 27,399    $ 32,718    $ 40,823    $ 45,986    $ 31,175    $ 21,642    $15,978
     Amortization of premiums, discounts
       and capitalized expenses related
       to indebtedness                             78         104         120         132         361         229        442

     Interest element of rentals                2,810       2,497       3,355       2,730       2,215       1,776      1,634

     Total Fixed Charges                     $ 30,287    $ 35,319    $ 44,298    $ 48,848    $ 33,751    $ 23,647    $18,054

Earnings Available to Cover Fixed Charges:

     Net income                              $ 46,771    $ 50,445    $ 56,724    $ 34,069    $121,329    $ 73,297    $49,088

     Add back:


     Minority interests of majority owned
       subsidiaries                            24,387       1,565       6,170      21,590      39,517      24,833     15,810

     Provision for income taxes                36,219      42,044      47,865      26,279      59,109      31,615     13,604

     Fixed charges                             30,287      35,319      44,298      48,848      33,751      23,647     18,054

     Total Earnings Available to Cover
       Fixed Charges                         $137,664    $129,373    $155,057    $130,786    $253,706    $153,392    $96,556


Ratio of Earnings to Fixed Charges               4.55        3.66        3.50        2.68        7.52        6.49       5.35
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